As filed with the Securities and Exchange Commission on January 4, 2019

Registration No. 333-223837

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT NO. 333-223837

UNDER

THE SECURITIES ACT OF 1933

ConvergeOne Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7372	81-4619427
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS employer identification no.)

3344 Highway 149

Eagan, MN 55121

(888) 321-6277

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John A. McKenna, Jr.

President and Chief Executive Officer

ConvergeOne Holdings, Inc.

3344 Highway 149

Eagan, MN 55121

(888) 321-6277

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Oliver Brahmst, Esq.

Chang-Do Gong, Esq.

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 819-8200

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement, No. 333-223837, originally filed by ConvergeOne Holdings, Inc. (the “Company”) on Form S-1 with the Securities and Exchange Commission on March 22, 2018, as amended on April 24, 2018 and declared effective on April 25, 2018 (the “Registration Statement”), registering an aggregate of 23,497,060 shares of common stock of the Company, par value $0.0001 per share, and warrants to purchase up to 263,750 shares of common stock of the Company. The Company is filing this Post-Effective Amendment No. 1 to its Registration Statement to deregister any and all securities that remain unsold under such Registration Statement.

On January 4, 2019, pursuant to the Agreement and Plan of Merger, dated as of November 6, 2018, by and among PVKG Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of PVKG Intermediate Holdings Inc., a Delaware corporation (“PVKG”), PVKG and the Company, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of PVKG (the “Merger”). The Merger became effective on January 4, 2019, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

In connection with the consummation of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statement, as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagan, State of Minnesota, on this 4th day of January, 2019.

CONVERGEONE HOLDINGS, INC.

By:	/s/ John A. McKenna, Jr.
Name:	John A. McKenna, Jr.
Title:	President, Chief Executive Officer and Chairman of the Board

Note:  No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.